                                                                    EXHIBIT 2.1

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                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

                                      among

                       Medical Manufacturing Device, Inc.,

                    G&D, Inc., d/b/a Star Guide Corporation,

                                   and each of

                Eric Pollock, George Archambault, Helene Pollock,
               the Helene Pollock Irrevocable Spousal Trust No.1,
               the Helene Pollock Irrevocable Spousal Trust No.2,
                      Patricia Harrison and Donald Bothner,
                constituting all of the shareholders of G&D, Inc.

                                  July 6, 1999


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                                TABLE OF CONTENTS

         1.       PURCHASE AND SALE OF SHARES...................................................................-1-
                           1.1.     PURCHASE AND SALE...........................................................-1-
                           1.2.     PURCHASE PRICE..............................................................-2-
                           1.3.     ADJUSTMENTS TO PURCHASE PRICE...............................................-2-
                           1.4.     PAYMENT OF PURCHASE PRICE...................................................-4-
                           1.5.     EARNOUT PAYMENT.............................................................-5-
                           1.6.     CONTINGENT ISSUANCE OF ADDITIONAL SERIES A-1 PREFERRED
                                    STOCK.......................................................................-6-

         2.       REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES.............................................-6-
                           2.1.     AUTHORITY; ENFORCEABILITY...................................................-7-
                           2.2.     CONSENTS AND APPROVALS......................................................-7-
                           2.3.     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER............................-7-
                           2.4.     CAPITALIZATION; TITLE TO SHARES.............................................-8-
                           2.5.     NONCONTRAVENTION............................................................-8-
                           2.6.     SUBSIDIARIES................................................................-8-
                           2.7.     FINANCIAL STATEMENTS........................................................-9-
                           2.8.     EVENTS SUBSEQUENT TO FY 1998................................................-9-
                           2.9.     UNDISCLOSED LIABILITIES....................................................-11-
                           2.10.    TITLE TO ASSETS............................................................-11-
                           2.11.    TANGIBLE ASSETS AND INVENTORY..............................................-11-
                           2.12.    TAX MATTERS................................................................-11-
                           2.13.    REAL PROPERTY..............................................................-13-
                           2.14.    CONTRACTS..................................................................-14-
                           2.15.    RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS.................................-16-
                           2.16.    NOTES AND ACCOUNTS RECEIVABLE; BANK ACCOUNTS...............................-16-
                           2.17.    INSURANCE..................................................................-16-
                           2.18.    EMPLOYEES..................................................................-17-
                           2.19.    EMPLOYEE BENEFITS..........................................................-17-
                           2.20.    ENVIRONMENTAL COMPLIANCE...................................................-19-
                           2.21.    LITIGATION.................................................................-21-
                           2.22.    LEGAL COMPLIANCE...........................................................-22-
                           2.23.    CERTAIN BUSINESS RELATIONSHIPS WITH CORPORATION............................-22-
                           2.24.    PRODUCT WARRANTY AND LIABILITY.............................................-22-
                           2.25.    INTELLECTUAL PROPERTY......................................................-22-
                           2.26.    NATURALIZATION OF EMPLOYEES................................................-23-
                           2.27.    CERTAIN OTHER COMPENSATION PAYMENTS........................................-23-
                           2.28.    BROKERS' FEES..............................................................-24-
                           2.29.    YEAR 2000 COMPLIANCE.......................................................-24-
                           2.30.    NO MATERIAL ADVERSE CHANGE.................................................-24-


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


         3.       BUYER'S REPRESENTATIONS AND WARRANTIES.......................................................-24-
                           3.1.     ORGANIZATION; AUTHORITY; ENFORCEABILITY....................................-24-
                           3.2.     CAPITALIZATION; TITLE TO SHARES; DEBT STRUCTURE............................-24-
                           3.3.     CONSENTS AND APPROVALS.....................................................-25-
                           3.4.     NONCONTRAVENTION...........................................................-25-
                           3.5.     LITIGATION.................................................................-25-
                           3.6.     BROKERS' FEES..............................................................-25-

         4.       SELLING PARTIES' AND CORPORATION'S OBLIGATIONS BEFORE CLOSING................................-26-
                           4.1.     GENERAL....................................................................-26-
                           4.2.     ACCESS.....................................................................-26-
                           4.3.     OPERATION OF BUSINESS......................................................-26-
                           4.4.     PRESERVATION OF BUSINESS; INSURANCE........................................-27-
                           4.5.     NOTICES AND CONSENTS.......................................................-27-
                           4.6.     EXCLUSIVITY................................................................-27-
                           4.7.     NOTICE OF DEVELOPMENTS; UPDATE OF DISCLOSURE SCHEDULE......................-27-
                           4.8.     DELIVERY OF FINANCIAL STATEMENTS...........................................-28-
                           4.9.     CONFIDENTIALITY............................................................-29-
                           4.10.    CONVERSION OF LOANS FROM SELLING PARTIES...................................-29-
                           4.11.    TRANSFER OF CERTAIN ASSETS.................................................-29-

         5.       BUYER'S OBLIGATIONS BEFORE CLOSING...........................................................-29-
                           5.1.     DUE DILIGENCE..............................................................-29-
                           5.2.     CONFIDENTIALITY............................................................-30-
                           5.3.     NOTICES AND CONSENTS.......................................................-30-
                           5.4.     FINANCING..................................................................-30-

         6.       CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE..................................................-30-

         7.       CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE.........................................-33-

         8.       THE CLOSING..................................................................................-34-

         9.       POST-CLOSING COVENANTS.......................................................................-35-
                           9.1.     GENERAL....................................................................-35-
                           9.2.     LITIGATION SUPPORT.........................................................-35-
                           9.3.     TAX MATTERS................................................................-36-
                           9.4.     COOPERATION WITH INITIAL PUBLIC OFFERING...................................-36-
                           9.5.     ENVIRONMENTAL ISSUES.......................................................-36-

         10.      REMEDIES FOR BREACHES OF THIS AGREEMENT......................................................-37-
                           10.1.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................................-37-
                           10.2.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER............................-38-
                           10.3.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLING PARTIES..................-38-

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
                           10.4.    METHOD OF ASSERTING CLAIMS.................................................-39-

         11.      TERMINATION..................................................................................-41-
                           11.1.    TERMINATION OF AGREEMENT...................................................-41-
                           11.2.    EFFECT OF TERMINATION......................................................-41-

         12.      PUBLICITY....................................................................................-42-

         13.      COSTS........................................................................................-42-

         14.      FORM OF AGREEMENT............................................................................-42-

         15.      PARTIES......................................................................................-43-

         16.      ARBITRATION..................................................................................-43-

         17.      SPECIFIC PERFORMANCE.........................................................................-43-

         18.      NOTICES......................................................................................-43-

         19.      GOVERNING LAW................................................................................-45-

         20.      SEVERABILITY.................................................................................-45-

         21.      TAX MATTERS..................................................................................-45-

         22.      MUTUAL CONTRIBUTION..........................................................................-46-

         23.      AMENDMENT OR MODIFICATION; WAIVER............................................................-46-

                    AGREEMENT FOR PURCHASE AND SALE OF STOCK


                  THIS AGREEMENT (this "Agreement") is made as of this 6th day of July, 1999, by and among Medical Device Manufacturing, Inc., a Colorado corporation, as buyer ("Buyer"), G&D, Inc., a Colorado corporation d/b/a Star Guide Corporation (the "Corporation"), Eric Pollock ("E. Pollock"), Helene Pollock ("H. Pollock"), George Archambault ("Archambault"), the Helene Pollock Irrevocable Spousal Trust No.1 ("Pollock Trust No.1"), the Helene Pollock Irrevocable Spousal Trust No.2 ("Pollock Trust No.2;" and, together with Pollock Trust No.1, "Pollock Trusts"), Patricia Harrison ("Harrison") and Donald Bothner ("Bothner") and, together with E. Pollock, H. Pollock, Archambault, Pollock Trusts and Harrison, "Selling Parties" and each individually, a "Selling Party").

                                    RECITALS

         A. This Agreement contemplates certain transactions pursuant to which Buyer will purchase from Selling Parties all of the outstanding capital stock of the Corporation.

         B. The authorized capital stock of the Corporation consists solely of 20,000,000 shares of common stock, no par value per share (the "Common Stock"), of which 200,000 shares have been designated as Class A Common Stock, no par value per share (the "Class A Common"), and 19,800,000 shares have been designated as Class B Common Stock, no par value per share (the "Class B Common").

         C. As of the date hereof, 100,000 shares of Class A Common and 9,900,000 shares of Class B Common, respectively, are issued and outstanding.

         C. Selling Parties own all of the issued and outstanding capital stock of the Corporation.

         D. It is proposed that Selling Parties sell to Buyer, and Buyer acquire from Selling Parties, all of Selling Parties' shares of Common Stock on the terms and for the consideration described below, with the effect that Buyer will become the sole owner of the Corporation and all of the issued and outstanding shares of capital stock of the Corporation.

                                    AGREEMENT

         In consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1.       PURCHASE AND SALE OF SHARES.

                  1.1.     PURCHASE AND SALE.

                  Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below in Section 8.1), Selling Parties will sell to Buyer, and Buyer will purchase from Selling Parties, 10,000,000 shares of the Common Stock, plus any shares of capital stock issued upon the conversion, prior to the Closing (as defined below in Section 8.1), of any loans or other amounts due to Selling Parties from the Corporation pursuant to
Section 4.10 hereof (collectively, the "Shares"), for the purchase price set forth in Section 1.2 below (the "Purchase Price"). Selling Parties own beneficially and of record the Shares, in the amounts set forth in Exhibit 1.1.

                  1.2.     PURCHASE PRICE.

                  The Purchase Price for the Shares will be TWENTY-THREE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($23,800,000), subject to adjustment as provided in Section 1.3 below, and payable to Selling Parties in the amounts set forth on Exhibit 1.2 attached hereto, in the manner provided in Section 1.4 below, plus (i) the Earnout Amount (as defined below in Section 1.5) payable in accordance with Section 1.5 below, and (ii) a contingent issuance of additional shares of Series A-1 Preferred Stock (as defined in Section 1.4.2) issuable in accordance with Section 1.6 below, all allocable among Selling Parties as they instruct Buyer.

                  1.3.     ADJUSTMENTS TO PURCHASE PRICE.

                           1.3.1. The Purchase Price will be subject to the
following adjustments on the Closing Date, based on the difference between the Net Working Capital Balance (as hereinafter defined) of the Corporation as of May 31, 1999 (the "Closing Net Working Capital Balance") as set forth on a schedule delivered by Selling Parties to Buyer prior to the Closing Date, and ONE MILLION SIX HUNDRED AND SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($1,675,000) (the "Baseline Net Working Capital Balance"):

                           (i) if the Closing Net Working Capital Balance
exceeds the Baseline Net Working Capital Balance, the Purchase Price will be increased by the amount by which the Closing Net Working Capital Balance exceeds the Baseline Net Working Capital Balance;

                           (ii) if the Baseline Net Working Capital Balance
exceeds the Closing Net Working Capital Balance, the Purchase Price will be decreased by the amount by which the Baseline Net Working Capital Balance exceeds the Closing Net Working Capital Balance; and

                           (iii) if the Baseline Net Working Capital Balance
equals the Closing Net Working Capital Balance, the Purchase Price will not be adjusted pursuant to this Section 1.3.1.

For purposes of this Agreement, the "Closing Net Working Capital Balance" of the Corporation shall mean (A) all current assets of the Corporation as of May 31, 1999 (including all amounts owed to the Corporation by Archambault), less (B) all current liabilities (excluding the current portion of any interest-bearing or other long-term debt), calculated in accordance with generally accepted accounting principles (except as provided in Section 4.8 hereof), applied on a consistent basis throughout the periods covered thereby as of May 31, 1999, plus
(C) an amount equal to the product of $10,000 multiplied by the number of days between May 31, 1999 and the Closing.

                           1.3.2. The Purchase Price will be subject to the
following additional adjustments on the Closing Date, based on the difference between the Restated EBITDA (as hereinafter defined) of the Corporation as of May 31, 1999 (the "Closing Trailing Twelve Months EBITDA") as set forth on a schedule delivered by Selling Parties to Buyer prior to the Closing Date, and FOUR MILLION AND NO/100 DOLLARS ($4,000,000) (the "Baseline Trailing Twelve Months EBITDA"):

                           (i) if the Closing Trailing Twelve Months EBITDA
exceeds the Baseline Trailing Twelve Months EBITDA, the Purchase Price will be increased by the product of (X) six (6) and (Y) the amount by which the Closing Trailing Twelve Months EBITDA exceeds the Baseline Trailing Twelve Months EBITDA;

                           (ii) if the Baseline Trailing Twelve Months EBITDA
exceeds the Closing Trailing Twelve Months EBITDA, the Purchase Price will be decreased by the product of (X) six (6) and (Y) the amount by which the Baseline Trailing Twelve Months EBITDA exceeds the Closing Trailing Twelve Months EBITDA; and

                           (iii) if the Closing Trailing Twelve Months EBITDA
equals the Baseline Trailing Twelve Months EBITDA, the Purchase Price will not be adjusted pursuant to this Section 1.3.2.

For purposes of this Agreement, the "Restated EBITDA" of the Corporation shall mean the Corporation's earnings before interest, taxes, depreciation and amortization for the period in question, as determined by financial statements of the Corporation prepared in accordance with generally accepted accounting principles (except as provided in Section 4.8 hereof), applied on a consistent basis throughout the periods covered thereby, and adjusted to take into account the adjustments shown on Exhibit 1.3.2 attached hereto and such other adjustments as Buyer and Selling Parties may mutually agree to.

                           1.3.3. Following the Closing, the adjustments to
Purchase Price pursuant to Sections 1.3.1 and 1.3.2 will be subject to review by Buyer in accordance with the following procedure:

                           (i) Buyer shall have until ninety (90) days after the
Closing Date (the "Verification Period") to verify Selling Parties' determinations of the Closing Net Working Capital Balance and Closing Trailing Twelve Months EBITDA. Any adjustments to such determinations shall be made by written notice to Selling Parties within the Verification Period (an "Adjustment Notice") setting forth (A) Buyer's objections to Selling Parties' determination of the Closing Net Working Capital Balance or Closing Trailing Twelve Months EBITDA, (B) Buyer's determination of the Closing Net Working Capital Balance or Closing Trailing Twelve Months EBITDA, and (C) the proposed purchase price adjustment (the "Proposed Purchase Price Adjustment"). If Buyer does not deliver an Adjustment Notice to Selling Parties within the Verification Period, Selling Parties' determination of the Closing Net Working Capital Balance and Closing Trailing Twelve Months EBITDA shall be final and binding on the parties.

                           (ii) To the extent that Selling Parties have any
objection to the Proposed Purchase Price Adjustment, such objection shall be made by written notice to Buyer (the "Objection

Notice") within ten (10) days after delivery of the Adjustment Notice (the "Objection Period"). If Selling Parties do not object to the Proposed Purchase Price Adjustment within the Objection Period, Buyer shall be entitled to offset the Proposed Purchase Price Adjustment against the Earnout Amount (as defined in
Section 1.5).

                           (iii) If Selling Parties deliver an Objection Notice
in response to any Adjustment Notice delivered by Buyer, and Buyer and Selling Parties are unable to agree upon the amount of any Proposed Purchase Price Adjustment within ten (10) days after delivery of the Objection Notice, then Arthur Andersen LLP (the "Auditor") shall be requested to conduct a review and determine the amount of the Closing Net Working Capital Balance and/or the Closing Trailing Twelve Months EBITDA, as applicable. The Auditor shall be instructed in performing such review that Buyer and Selling Parties shall each be provided with copies of any and all correspondence and drafts distributed to any party. Prior to issuing its final determination, Buyer and Selling Parties shall each have the opportunity to provide the Auditor with any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such information in connection with its review and determination of the Closing Net Working Capital Balance and/or the Closing Trailing Twelve Months EBITDA. Upon completion of its review and determination, the Auditor shall promptly deliver copies of its report to Buyer and Selling Parties, setting forth the Auditor's determination of the Closing Net Working Capital Balance and/or Closing Trailing Twelve Months EBITDA, as applicable (the "Auditor's Report"). The Auditor's Report will be conclusive and binding upon both Buyer and Selling Parties, and Buyer shall be entitled to offset against the Earnout Amount, an amount equal to (a) the excess, if any, of the Closing Net Working Capital Balance as determined by Selling Parties on or before the Closing Date over the Closing Net Working Capital Balance determined by the Auditor and reported in the Auditor's Report; and (b) six (6) times the excess, if any, of the Closing Trailing Twelve Months EBITDA as determined by Selling Parties on or before the Closing Date over the Closing Trailing Twelve Months EBITDA determined by the Auditor and reported in the Auditor's Report. Fifty percent (50%) of the costs and expenses of the Auditor and the Auditor's Report contemplated by this Section 1.3.4 shall be borne by Buyer, and the remainder of such costs shall be borne by Selling Parties.

                  1.4.     PAYMENT OF PURCHASE PRICE.

                           1.4.1. A payment of NINETEEN MILLION TWO HUNDRED AND
FIFTY-FIVE THOUSAND AND NO/100 DOLLARS ($19,255,000), plus or minus any adjustments to the Purchase Price made pursuant to Section 1.3 (the "Closing Cash Payment"), shall be made by Buyer by wire transfers payable to the order of Selling Parties of immediately available federal funds on or before 10:00 a.m., Mountain Time, on the Closing Date in the amounts set forth on Exhibit 1.2.

                           1.4.2. FOUR MILLION TWO HUNDRED THOUSAND AND NO/100
DOLLARS ($4,200,000) of the Purchase Price shall be paid by the issuance of 383,992 shares of Series A-1 5% Convertible Preferred Stock (the "Series A-1 Preferred Stock") of Buyer to Selling Parties in the amounts set forth on
Exhibit 1.4., of which 36,571 shares shall be held by Buyer and released or canceled pursuant to the terms of Section 1.6. The Series A-1 Preferred Stock shall have the rights and preferences set forth in the certificate of designation for the Series A-1 Preferred Stock attached hereto as Exhibit 1.4.2(a) (the "A-1 Certificate of Designation"). In connection with the issuance of the Series A-1 Preferred Stock to Selling Parties pursuant to this
Section 1.4.2, Selling Parties shall each be required to execute a subscription agreement in the form attached hereto as Exhibit 1.4.2(b) (the "Subscription Agreement").

                           1.4.3. TWENTY THOUSAND AND NO/100 DOLLARS ($20,000)
of the Purchase Price shall be paid by the issuance of 200,000 shares of Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock") of Buyer to Selling Parties in the amounts set forth on Exhibit 1.4. The Series B-1 Preferred Stock shall have the rights and preferences set forth in the certificate of designation for the Series B-1 Preferred Stock attached hereto as
Exhibit 1.4.3 (the "B- 1 Certificate of Designation"). In connection with the issuance of the Series B-1 Preferred Stock to Selling Parties pursuant to this
Section 1.4.3, Selling Parties shall each be required to execute the Subscription Agreement.

                           1.4.4. THREE HUNDRED TWENTY-FIVE THOUSAND AND NO/100
DOLLARS ($325,000) of the Purchase Price shall be paid by issuing stock appreciation rights, at the direction of Selling Parties, to certain employees of the Corporation. A stock appreciation rights plan shall be adopted and implemented within thirty (30) days of the Closing.

                           1.4.5. Following the Closing, Selling Parties shall
be eligible to receive an earnout payment in accordance with, and under the circumstances set forth in, Section 1.5 hereof, and a contingent issuance of shares of Series A-1 Preferred Stock in accordance with, and under the circumstances set forth in, Section 1.6 hereof.

                           1.4.6. In addition to the foregoing payments, Buyer
is, contemporaneously with the Closing of the transactions contemplated hereby, paying $200,000 in the aggregate for the agreement of each of Archambault, E. Pollock and David Pollock not to compete with Buyer, Star Guide or the Affiliates of either of them.

                  1.5.     EARNOUT PAYMENT.

                  Within thirty (30) days after the delivery of audited financial statements of the Corporation for the fiscal year ending December 31, 1999, Buyer shall pay, or shall cause the Corporation to pay, to Selling Parties an amount (the "Earnout Amount") in cash equal to the sum of (a) the product of six (6) and the Recovery Amount (as hereinafter defined), if any, plus (b) the product of four (4) and the Excess Amount, if any. Notwithstanding the foregoing, the Earnout Amount shall, in no event, exceed the sum of (x) TWO MILLION AND NO/100 DOLLARS ($2,000,000), plus (y) the product of six (6) and the Recovery Amount. The Earnout Amount shall be allocated among Selling Parties as they instruct Buyer and no distribution of any portion of the Earnout Amount shall be made unless and until written direction, executed by all Selling Parties, as to such allocation is provided to Buyer.

                  For purposes of this Agreement, the following terms shall have the meanings indicated herein: "Recovery Amount" shall mean the lesser of (A) the difference between the Baseline Trailing Twelve Months EBITDA and the Closing Trailing Twelve Months EBITDA, or (B) the difference between the Corporation's Restated EBITDA for the fiscal year ending December

31, 1999 (the "FY 1999 Restated EBITDA") and the Closing Trailing Twelve Months EBITDA; and "Excess Amount" shall mean the amount, if any, by which the FY 1999 Restated EBITDA exceeds the Baseline Trailing Twelve Months EBITDA.

                  1.6. CONTINGENT ISSUANCE OF ADDITIONAL SERIES A-1 PREFERRED STOCK.

                  Within thirty (30) days after the delivery of audited financial statements of the Corporation for the fiscal year ending December 31, 2000, Buyer shall either release or cancel the 36,751 shares of Series A-1 Preferred Stock that it was holding pursuant to Section 1.4.2, as determined below:

                           1.6.1. If the FY 2000 EBITDA Growth Rate (as defined
in Section 1.6.4) is greater than or equal to ten percent (10%), the Maximum Number of Shares (as defined in Section 1.6.4) of Series A-1 Preferred Stock shall be released to Selling Parties.

                           1.6.2. If the FY 2000 EBITDA Growth Rate is greater
than five percent (5%) but less than ten percent (10%), that number of shares of Series A-1 Preferred Stock equal to the product of (a) the Conversion Ratio (as defined in Section 1.6.4) and (b) the Maximum Number of Shares shall be released to Selling Parties and the remainder shall be canceled.

                           1.6.3. If the FY 2000 EBITDA Growth Rate is less than
or equal to five percent (5%), no additional shares of Series A-1 Preferred Stock shall be released to Selling Parties.

                           1.6.4. For purposes of this Agreement, the following
terms shall have the meanings indicated herein: the "FY 2000 Restated EBITDA" shall mean the Corporation's Restated EBITDA for the fiscal year ending December 31, 2000; the "FY 2000 EBITDA Growth Rate" shall mean the ratio of (a) the amount, if any, by which the FY 2000 Restated EBITDA exceeds the FY 1999 Restated EBITDA over (b) the FY 1999 Restated EBITDA; the "Maximum Number of Shares" shall mean 36,571; and the "Conversion Ratio" shall mean the ratio of
(a) the net result of FY 2000 EBITDA Growth Rate, less five percent (5%) multiplied by 100, to (b) five (5). In connection with the additional issuance of the Series A-1 Preferred Stock to Selling Parties pursuant to this Section 1.6, Selling Parties shall each be required to execute a Subscription Agreement.

         2.       REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES.

         Selling Parties (excluding Harrison and Bothner, except with respect to Sections 2.4 and 2.5 below), jointly and severally (except where otherwise indicated), represent and warrant to Buyer that the statements contained in this
Section 2 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule to be delivered by Selling Parties to Buyer on the date hereof (the "Disclosure Schedule"), and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the revised disclosure schedule which may be delivered by Selling Parties pursuant to Section 4.7 hereof (the "Revised Disclosure Schedule"). The Disclosure Schedule and the Revised Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 2. Any reference herein to the

Disclosure Schedule after the date hereof shall be deemed to be a reference to the Revised Disclosure Schedule.

         As used in this in this Agreement, the following terms shall have the respective meanings ascribed to them as set forth below:

                  (i) As of the date hereof, "Selling Parties' Knowledge" means the actual present knowledge of each Selling Party.

                  (ii) As of the date of the Revised Disclosure Schedule, "Selling Parties' Knowledge" means the actual knowledge, after conducting a reasonable investigation, of each Selling Party.

                  2.1.     AUTHORITY; ENFORCEABILITY.

                  The Corporation has the right and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes the valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. Each of Selling Parties represents and warrants, severally and not jointly, that he or it has the right, legal capacity and authority to enter into and perform his or its obligations under this Agreement and that this Agreement constitutes the valid and legally binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms.

                  2.2.     CONSENTS AND APPROVALS.

                  Excepting any Premerger Notification filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other filings set forth in the Disclosure Schedule, no consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Selling Parties or the Corporation in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  2.3.     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.

                  The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and has all necessary corporate or other powers to own its assets and operate its business. The Corporation is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, and otherwise has all licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it, except to the extent the failure to maintain any such qualification, license, permit or authorization would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined). As used in this Agreement, "Material Adverse Effect" means an adverse effect on the business, business prospects, assets, properties, financial condition or results of operations of the Corporation exceeding

FIFTY THOUSAND AND NO/100 DOLLARS ($50,000) in either (i) lost revenue, (ii) increased costs, (iii) lost asset value not due to normal amortization or depreciation, or (iv) increased liabilities of the Corporation.

                  2.4.     CAPITALIZATION; TITLE TO SHARES.

                  The authorized capital stock of the Corporation consists solely of 20,000,000 shares of Common Stock, of which only the Shares are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable, and each Share has been issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class. Selling Parties hold of record, and own beneficially, all of the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws), liens, charges, encumbrances, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, and each Selling Party so holds and owns the number of Shares set forth next to his or its name in Exhibit 1.1. Each of Selling Parties represents and warrants, severally and not jointly, that he or it is not party to any option, warrant, purchase right or other contract or commitment that could require him or it to sell, transfer, or otherwise dispose of any Shares other than pursuant to this Agreement, and, except as provided in this Agreement, is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares.

                  2.5.     NONCONTRAVENTION.

                  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any law to which the Corporation is subject, (ii) violate any provision of the articles of incorporation or bylaws of the Corporation, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which the Corporation is a party or by which it is bound or to which any of its assets is subject, or (iv) result in the creation or imposition of any security interest upon any of the Corporation's assets. Each of Selling Parties represents, severally and not jointly, that neither the execution and delivery of this Agreement by him, nor the consummation of the transactions contemplated hereby, will (i) violate any law to which he or it is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which such Selling Party is a party or by which he or it is bound, or (iii) result in the creation or imposition of any security interest upon any of the Shares owned by him.

                  2.6.     SUBSIDIARIES.

                  The Corporation does not own or control, directly or indirectly, or have any other direct or indirect equity interest in any corporation, partnership, trust or other business association.

                  2.7.     FINANCIAL STATEMENTS.

                  When delivered in accordance with Section 4.8, the FY 1998 Financial Statements (as defined in Section 4.8) shall (i) be prepared in accordance with generally accepted accounting principles (except as provided in Section 4.8), applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial condition and results of operations of the Corporation as of the dates and for the periods identified therein, (iii) be correct and complete in all material respects, and (iv) be consistent with the books and records of the Corporation (which books and records are and will be correct and complete).

                  2.8.     EVENTS SUBSEQUENT TO FY 1998.

                  Except as contemplated by this Agreement, since the end of the fiscal year ended December 31, 1998 ("FY 1998"), there has not been any adverse change in the business, financial condition, operations, results of operations of the Corporation, or, to Selling Parties' Knowledge, in the future prospects of the Corporation, that exceeds FIFTY THOUSAND AND NO/100 DOLLARS ($50,000) in either (i) lost revenue, (ii) increased costs, (iii) lost asset value not due to normal amortization or depreciation, or (iv) increased liabilities of the Corporation (a "Material Adverse Change"). Except as contemplated by this Agreement, but without limiting the generality of the foregoing, since December 31, 1998 (the "Balance Sheet Date"):

                           (i) the Corporation has not sold, leased, transferred
or assigned any of its assets, tangible or intangible, other than on an arm's-length basis in the ordinary course of business;

                           (ii) the Corporation has not entered into any
agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) outside the ordinary course of business involving more than $50,000 in the aggregate that will remain an obligation of the Corporation following the Closing;

                           (iii) no party (including the Corporation) has
accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $50,000 in the aggregate to which the Corporation is a party or by which the Corporation is bound;

                           (iv) the Corporation has not created or imposed, or
suffered the creation or imposition of, any lien, claim, charge, encumbrance or security interest upon any of its assets, tangible or intangible, other than pursuant to purchase money security interests in the ordinary course of business, the aggregate amount of which does not exceed $25,000;

                           (v) the Corporation has not made any capital
expenditure (or series of related capital expenditures) involving expenditures of more than $50,000 in the aggregate;

                           (vi) the Corporation has not issued any note, bond,
or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 in the aggregate, except in the ordinary course of business;

                           (vii) the Corporation has not delayed or postponed
the payment of accounts payable and other liabilities outside the ordinary course of business, or, to Selling Parties' Knowledge, suffered any Material Adverse Change in its relationship with its suppliers, vendors or customers or suffered any Material Adverse Change in the pricing or quality of materials and supplies used in the ordinary course of the Corporation's business;

                           (viii) there has been no material change in the
normal operating balances of the Corporation's inventory;

                           (ix) the Corporation has not canceled, compromised,
waived, or released any right or claim (or series of related rights and claims) involving more than $25,000 in the aggregate;

                           (x) there has been no amendment made or authorized to
the Articles of Incorporation or bylaws of the Corporation;

                           (xi) the Corporation has not declared, set aside, or
paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (xii) the Corporation has not experienced any
material damage, destruction, or loss to its property not covered by insurance;

                           (xiii) except for loans or advances to a director,
officer or employee, which will be paid in full prior to Closing, the Corporation has not made any loan or advance to, or entered into any other transaction with, any of its directors, officers or employees;

                           (xiv) except as otherwise contemplated or described
in this Agreement, the Corporation has not entered into any employment contract providing for base compensation in excess of $65,000 or any collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                           (xv) the Corporation has not granted any increase in
the base compensation of any of its directors, officers or employees outside the ordinary course of business, and any such increase is set forth on the Disclosure Schedule;

                           (xvi) the Corporation has not adopted, amended,
modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers or employees;

                           (xvii) the Corporation has not made any other change
in employment terms for any of its directors, officers or employees outside the ordinary course of business;

                           (xviii) the Corporation has not made or pledged to
make any charitable contribution in excess of $5,000 in the aggregate; and

                           (xix) the Corporation has not committed or agreed to
any of the foregoing.

                  2.9.     UNDISCLOSED LIABILITIES.

                  The Corporation has no liabilities except for (i) liabilities reflected and reserved against on the Corporation's balance sheet included in the FY 1998 Financial Statements (the "FY 1998 Balance Sheet"), (ii) liabilities that have arisen after the Balance Sheet Date in the ordinary course of business, and (iii) liabilities that are disclosed in this Section 2 and/or in the Disclosure Schedule, as applicable (as such disclosures are qualified by the terms set forth in this Section 2).

                  2.10.    TITLE TO ASSETS.

                  The Corporation has good and marketable title to, or a valid leasehold interest in, the properties and assets used by the Corporation in the ordinary course of business (except inventory consigned to the Corporation for sale) or shown on the FY 1998 Balance Sheet, or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the ordinary course of business for fair value since the date of the FY 1998 Balance Sheet.

                  2.11.    TANGIBLE ASSETS AND INVENTORY.

                  The Corporation owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, and all such tangible assets are located in buildings owned or leased by the Corporation. To Selling Parties' Knowledge, each such tangible asset is free from material defect and is in good operating condition and repair (subject to normal wear and tear). The Corporation's inventory consists of raw materials and consignment and finished goods salable by the Corporation in its ordinary course of business. The FY 1998 Financial Statements reflect an adequate reserve for all the Corporation's inventory that is slow-moving, as determined in accordance with the Corporation's customary practices, or is obsolete, damaged or defective.

                  2.12.    TAX MATTERS.

                           2.12.1. The Corporation has timely filed with the
appropriate governmental agencies complete and accurate Tax Returns (as defined below) required to be filed by it in respect of all applicable Taxes (as defined below) required to be paid through the date hereof, and will timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes required to be paid through the Closing Date. All such Tax Returns were prepared in compliance with applicable law and all Taxes due, or claimed to be due by any taxing authority, pursuant thereto (whether or not shown as due on any Tax Return) have been paid. In addition, all Taxes due or claimed to be due by any taxing authority (whether or not shown on any Tax Return), prior to the Closing Date for which the Corporation may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. The Corporation currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

                           2.12.2. The Corporation has withheld and paid all
Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                           2.12.3. To Selling Parties' Knowledge, there is no
basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Corporation, either (a) claimed or raised by any authority delivered to the Corporation in writing or (b) as to which Selling Parties have knowledge based upon personal communication or contact with any agent of such authority.

                           2.12.4. In furtherance of their obligations under
Section 4.2, Selling Parties will make available to Buyer at the Corporation's corporate offices prior to the Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the Internal Revenue Service or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Corporation since January 1, 1993.

                           2.12.5. The Corporation has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney granted by the Corporation with respect to any Tax matter is currently in force.

                           2.12.6. The Corporation: (A) has not engaged in any
transaction that would result in a deemed election under Section 338(e) of the Code (as defined in Section 2.12.10); and (B) has not filed a consent under
Section 341(f) of the Code.

                           2.12.7. The Corporation has not made any payments, is
not obligated to make any payments, and is not a party to any agreement that, under any circumstances, could obligate it to make any payments that will not be deductible pursuant to Code Section 280G. The Corporation has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. The Corporation is not a party to any Tax allocation or sharing agreement. The Corporation: (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (B) is not and has never been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (C) has no liability for the Taxes of any person

(other than the Corporation) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           2.12.8. The unpaid Taxes of the Corporation do not
exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the FY 1998 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation in filing its Tax Returns.

                           2.12.9. The Corporation has been a validly electing
"S corporation" within the meaning of Sections 1361 and 1362 of the Code at all times since at least December 1994, and the Corporation will be an S corporation up to and including the Closing Date. The Corporation and Selling Parties will not, prior to the Closing Date, revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Corporation and Selling Parties will not take or allow any action other than the sale of the Shares pursuant to this Agreement that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

                           2.12.10. As used in this Agreement, "Code" means the
Internal Revenue Code of 1986, as amended; "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, highway, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governmental or quasi-governmental authority; and "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  2.13.    REAL PROPERTY.

                           2.13.1. The Corporation does not own any Real
Property (as defined below in Section 2.20.1), other than the Real Property to be transferred to Selling Parties pursuant to Section 4.11 (the "Transferred Real Property").

                           2.13.2. Section 2.13.2 of the Disclosure Schedule
lists all Real Property leased or subleased to the Corporation, identifies the lessor, rental rate, lease term, expiration date, existence of a renewal option and, to Selling Parties' knowledge, any use of the Real Property prior to the use or occupation by the Corporation. Selling Parties have made available to Buyer at the Corporation's corporate offices prior to the Closing correct and complete copies of all leases and subleases listed in Section 2.13.2 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed:

                           (i) the lease or sublease is in full force and effect
and will remain in full
force and effect on substantially similar terms on and after the Closing, the Corporation is in possession of the leased premises and all rental and other obligations of the Corporation are current;

                           (ii) the Corporation is not in breach or default (or
has not received notice of breach or default), and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

                           (iii) to Selling Parties' Knowledge, no party has
repudiated any provision of such lease or sublease;

                           (iv) there are no disputes, oral agreements or
forbearance programs in effect as to the lease or sublease to which the Corporation is a party;

                           (v) the Corporation has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                           (vi) all facilities leased or subleased thereunder
have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof by the Corporation and have been operated and maintained by the Corporation in compliance with applicable laws, except to the extent that the failure to obtain such approvals or to be in compliance with such laws would not reasonably be expected to have a Material Adverse Effect.

                  2.14.    CONTRACTS.

                  Section 2.14 of the Disclosure Schedule lists the following contracts and other agreements to which the Corporation is a party:

                           2.14.1. any agreement (or group of related
agreements) for the lease of personal property to or from any person providing for lease payments in excess of $20,000 per annum;

                           2.14.2. any agreement (or group of related
agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will (A) extend over a period of more than one year and involve consideration in excess of $100,000 in the aggregate, or (B) result in a loss to the Corporation of more than $50,000 in any twelve (12)-month period;

                           2.14.3. any agreement concerning a partnership or
joint venture;

                           2.14.4. any agreement (or group of related
agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $25,000 in the aggregate or under which it has imposed a security interest on any of its assets, tangible or intangible, copies of which have been made available to

Buyer at the Corporation's corporate offices prior to the Closing;

                           2.14.5. any agreement concerning confidentiality or
noncompetition;

                           2.14.6. any agreement with Selling Parties, their
respective affiliates, or any relative of a Selling Party;

                           2.14.7. any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

                           2.14.8. any collective bargaining agreement;

                           2.14.9. any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation or severance benefits that would make such individual one of the ten (10) highest paid employees of the Corporation;

                           2.14.10. any agreement under which the Corporation
has advanced or loaned any amount to (A) any of its directors or officers, or
(B) any of its employees outside the ordinary course of business;

                           2.14.11. any other agreement (or group of related
agreements) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; or

                           2.14.12. any other agreement (or group of related
agreements) the performance of which involves the payment of consideration in excess of $100,000 in the aggregate during any twelve (12)-month period.

Pursuant to their obligations under Section 4.2, Selling Parties will make available to Buyer at the Corporation's corporate offices prior to the Closing a correct and complete copy of each written agreement listed in Section 2.14 of the Disclosure Schedule and a brief written summary setting forth the terms and conditions of any oral agreement referred to in Section 2.14 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable against the Corporation, and in full force and effect as against the Corporation; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms (except as otherwise explicitly set forth in Section 2.14 of the Disclosure Schedule) as of the Closing Date immediately after giving effect to the consummation of the transactions contemplated hereby; (C) the Corporation is not in breach or default and, to Selling Parties' Knowledge, no other party is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (D) the Corporation has not repudiated any provision of the agreement, and, to Selling Parties' Knowledge, no other party has repudiated any provision of the agreement.

                  2.15.    RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS.

                  To Selling Parties' Knowledge, the Corporation currently has good relationships with its customers and suppliers. The Corporation currently is not in dispute, written or oral, with any current or former customer or supplier material to the Corporation, and, since the Balance Sheet Date, no customer or supplier material to the Corporation has notified the Corporation that it will stop doing business, or materially reduce its business, with the Corporation. Section 2.15 of the Disclosure Schedule lists the ten (10) largest customers and suppliers of the Corporation in terms of dollar volume during each of the three (3) immediately preceding fiscal years of the Corporation.

                  2.16.    NOTES AND ACCOUNTS RECEIVABLE; BANK ACCOUNTS.

                  All notes and accounts receivable of the Corporation are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the allowance for doubtful accounts on the FY 1998 Financial Statements for bad debt. Section
2.16 of the Disclosure Schedule sets forth, as of December 31, 1998, all notes and accounts receivable of the Corporation. Selling Parties will also have delivered, on or one business day prior to the Closing Date, a revised schedule of all notes and accounts receivable of the Corporation as of one business day prior to the Closing Date. Section 2.16 of the Disclosure Schedule also sets forth all related party notes and accounts receivable (including those that will be repaid or offset prior to Closing). Section 2.16 of the Disclosure Schedule also sets forth all bank accounts maintained by the Corporation.

                  2.17.    INSURANCE.

                  Section 2.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Corporation is a party, a named insured, or otherwise the beneficiary of coverage:

                           (i) the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                           (ii) the policy number and the period of coverage;

                           (iii) the scope (including an indication of whether
the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (iv) a description of any retroactive premium
adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) to Selling Parties' Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect and will remain in full force and effect on identical terms (except as otherwise explicitly set forth in Section 2.17 of the Disclosure Schedule) on and after the Closing; (B) neither the Corporation nor, to Selling Parties' Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) to Selling Parties' Knowledge, no party to the policy has repudiated any provision thereof. The Corporation is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged. Section 2.17 of the Disclosure Schedule describes any self- insurance arrangements affecting the Corporation.

                  2.18.    EMPLOYEES.

                  To Selling Parties' Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Corporation. The Corporation is not a party to or bound by any collective bargaining agreement, nor has the Corporation experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Corporation has not taken any action, or omitted to take any action, that would result in any unfair labor practice. To Selling Parties' Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Corporation. All of the Corporation's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform with applicable laws to which the Corporation is subject, except to the extent the failure by the Corporation to so conform would not reasonably be expected to have a Material Adverse Effect. Except as between Selling Parties, no offer has been made to any employee of the Corporation to purchase all, or any material portion of, the capital stock or assets of the Corporation, nor has any discussion taken place regarding such a transaction or any similar transaction. The Corporation is not subject to any claim for overtime compensation due to any employee, and, to Selling Parties' Knowledge, no such claim has been threatened.

                  2.19.    EMPLOYEE BENEFITS.

                           2.19.1. With respect to all employees and former
employees of the Corporation who perform or performed functions in connection with the Corporation's business and all dependents and beneficiaries of such employees and former employees, except as set forth on Section 2.19.1 of the Disclosure Schedule: (a) the Corporation does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (b) the Corporation does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA (as defined below) or Section 414(i) of the Code; (c) the Corporation does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (d) the Corporation does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA); and (e) the Corporation does not maintain any severance plan for, or have any severance agreement with, any employee.

                           2.19.2. The Employee Benefit Plans comply in all
material respects with the requirements of ERISA and the Code. With respect to the Employee Benefit Plans, (a) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; and (b) there have been no Prohibited Transactions (as defined below) that would reasonably be expected to have a Material Adverse Effect.

                           2.19.3. The Corporation does not contribute (and has
never contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Corporation has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan that would reasonably be expected to have a Material Adverse Effect. The Corporation has no actual or potential liability for death or medical benefits after separation from employment, other than (a) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under
Section 2.19.3 in the Disclosure Schedule, (b) health care continuation benefits described in Section 4980B of the Code, or (c) other actual or potential liabilities that would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                           2.19.4. Neither the Corporation nor any of its
directors, officers or employees, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Employee Benefit Plans which would subject the Corporation, Buyer or any of their respective directors, officers or employees to any liability under ERISA or any applicable law that would reasonably be expected to have a Material Adverse Effect.

                           2.19.5. The Corporation has not incurred any
liability for any tax or civil penalty or any disqualification of any Employee Benefit Plan imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

                           2.19.6. As used in this Agreement:

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
         (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

                  2.20.    ENVIRONMENTAL COMPLIANCE.

                           2.20.1. The Corporation and all real property owned,
purchased, leased or otherwise operated or occupied by the Corporation (the "Real Property") is currently, and at all times during the Corporation's ownership and/or operation of its business has been, in compliance in all material respects with all applicable Environmental Laws (as defined below). At all times during the Corporation's ownership and/or operation of the Real Property, there has not been, nor is there now occurring, any Release (as defined below) of any Hazardous Material (as defined below) or any Contamination (as defined below) on, under or from the Real Property, except any such Release permitted by, and made in accordance with, applicable Environmental Laws. To Selling Parties' Knowledge, at all times prior to the Corporation's ownership, occupation and/or operation of the Real Property, there did not occur any Release of any Hazardous Material or any Contamination on, under or from the Real Property, except any such Release permitted by, and made in accordance with, applicable Environmental Laws and all such ownership, occupation and/or operation of the Real Property was otherwise in accordance with all applicable Environmental Laws.

                           2.20.2. The Corporation has obtained and maintains in
full force and effect all environmental permits, licenses, certificates of compliance, approvals and other authorizations (the "Environmental Permits") necessary to conduct the activities and business of the Corporation as currently conducted, and to own or operate the Real Property, other than any Environmental Permits the absence of which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Corporation has conducted its activities and business in compliance, in all material respects, with all terms and conditions of any Environmental Permits. The Corporation has filed all reports and notifications required to be filed under applicable Environmental Laws.

                           2.20.3. Neither Selling Parties nor the Corporation
have received any notice that any Third Party Environmental Claims (as defined below) or Regulatory Actions (as defined below) have been asserted or assessed against the Corporation or the Real Property and, no Third Party Environmental Claims or Regulatory Actions are pending or, to Selling Parties' Knowledge, threatened, against the Corporation or the Real Property arising out of or due to, or allegedly arising out of or due to, (A) the Release on, under or from the Real Property of any Hazardous Materials; (B) any Contamination of the Real Property, including, without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (C) any violation or alleged violation of any Environmental Law with respect to the Real Property or the activities of the Corporation; (D) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property; or (E) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for the Corporation on or off the Real Property.

                           2.20.4. The Corporation has not stored, transported,
handled, treated, processed, used or disposed of any Hazardous Materials on, in or under the Real Property, including specifically, but not limited to, polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing materials, radon, urea formaldehyde or radioactive materials, except any of the foregoing permitted by, and made in accordance with, applicable Environmental Laws.

                           2.20.5. The Corporation has not transported or
arranged for the transportation of any Hazardous Materials to any location which is: (i) listed on the Environmental Protection Agency's National Priorities List of Hazardous Waste Sites (the "National Priorities List"); (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar state list; or (iii) the subject of any Regulatory Action which may lead to claims against Buyer for damages to natural resources, personal injury, clean-up costs or clean-up work, including, but not limited to, claims under CERCLA (as defined below).

                           2.20.6. None of the Real Property is listed in the
National Priorities List or any other list, schedule, log, inventory or record published by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination. To Selling Parties' Knowledge, no part of the Real Property was ever used, nor is it now being used (i) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws; or (ii) as a gasoline service station. There are no underground or above ground tanks on the Real Property.

                           2.20.7. As used in this Agreement:

                  "Clean-up" shall mean removal and/or remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release of Hazardous Materials or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

                  "Contamination" shall mean the presence of, or Release on, under, from or to the Real Property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business, in compliance with Environmental Laws and compliance with good commercial practice.

                  "Environmental Law(s)" shall mean any and all existing federal, state and local laws, statutes, codes, ordinances, regulations, rules, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, as may have existed from time to time prior to and on the date of the Closing. Environmental Laws shall include, but are not limited to, the following statutes and all rules and regulations relating thereto, all as amended or modified prior to the date hereof:

                           (A) The Comprehensive Environmental Response,
                  Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") 42 U.S.C. Section 9601-9675; the Resource Conservation and Recovery Act of 1976 ("RCRA") 42 U.S.C. Section 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C. Section.

                  136 et seq.; and the Toxic Substances Control Act ("TSCA") 15 U.S.C. Section 2601-2671; and

                           (B) all similar state and local laws, statutes,
                  codes, ordinances, regulations and rules.

                  "Hazardous Material(s)" shall mean (A) any substance, the presence in a quantity of which requires investigation or remediation under any Environmental Law or under common law; (B) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance present in a quantity such that it is regulated by any Environmental Law; (C) any substance in a quantity the presence of which poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; and (D) urea-formaldehyde, PCBs, asbestos or asbestos-containing materials, radon, petroleum and petroleum products.

                  "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

                  "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release or threatened release, and whether intentional or unintentional, of any Hazardous Material.

                  "Third Party Environmental Claim(s)" shall mean third-party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials or Contamination, and whether or not seeking costs, damages, penalties or expenses.

                  2.21.    LITIGATION.

                           2.21.1. No action, suit, or proceeding is pending or,
to Selling Parties' Knowledge, threatened against Selling Parties or the Corporation before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Buyer to own and vote the Shares.

                           2.21.2. The parties acknowledge that, as of the date
hereof, the Corporation has initiated, and is a party to, a lawsuit styled G&D, Inc. d/b/a Star Guide Corporation v. Precision Wire Components LLC, Civil Action No. 96-WM-1864, pending in the United States District Court for the District of Colorado (the "Precision Litigation"). The parties agree to share all costs, expenses, damages or awards arising from the Precision Litigation or from any counterclaim, cross claim, or any other claim derived therefrom or related thereto, in accordance with a litigation agreement to be negotiated and entered into by the parties prior to the Closing (the "Litigation Agreement").

                  2.22.    LEGAL COMPLIANCE.

                  Except for violations of laws that would not reasonably be expected to have a Material Adverse Effect, the Corporation has complied with all laws applicable to the Corporation, and neither the Corporation nor Selling Parties have received any notice of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, environmental protection, or other law, ordinance or regulation) affecting the Corporation's properties, the Real Property or the operation of the Corporation's business.

                  2.23.    CERTAIN BUSINESS RELATIONSHIPS WITH CORPORATION.

                  Except for loans to Selling Parties from the Corporation and notes payable to the Corporation (all of which will be repaid or offset prior to the Closing), none of Selling Parties, their affiliates or any of Selling Parties' relatives has been involved in any business arrangement or relationship with the Corporation within the past twelve (12) months, and none of any of the foregoing persons owns any asset, tangible or intangible, which is used in the business of the Corporation.

                  2.24.    PRODUCT WARRANTY AND LIABILITY.

                  It is the Corporation's standard practice to sell each product sold by the Corporation in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Corporation have been sold in conformity with such practice, except for such deviations therefrom that do not have, and would not be reasonably expected to have, a Material Adverse Effect. No product sold by the Corporation is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. No third party has advised the Corporation that it has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold to the Corporation prior to the Closing. To Selling Parties' Knowledge, the Corporation has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Corporation prior to the Closing.

                  2.25.    INTELLECTUAL PROPERTY.

                  The Corporation owns all right, title and interest in, or has the right to use, sell or license, all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in, or reasonably necessary or required for the conduct of, its business as presently conducted (collectively, the "Intellectual Property"). Set forth on Section 2.25 of the Disclosure Schedule is a true and complete list of all copyright and trademark registrations and applications and all patents and patent applications for Intellectual Property owned by the Corporation. The Corporation is not aware of any material loss, cancellation, termination or expiration of any such registration or patent. The business of the Corporation as conducted as of the date hereof does not, and as currently anticipated to be conducted in the future will not, cause the Corporation to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and the Corporation has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person. There are no royalties, honoraria, fees or other payments payable by the Corporation to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property (other than as set forth on Section 2.25 of the Disclosure Schedule). Neither the manufacture, marketing, sale or intended use of any product currently licensed or sold by the Corporation or currently under development by the Corporation violates any license or agreement between the Corporation and any third party. The Corporation has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Intellectual Property. To Selling Parties' Knowledge, there has been no infringement of the Intellectual Property by any third party other than the infringement that forms the basis for the Precision Litigation. All officers and employees of the Corporation have executed and delivered to the Corporation an agreement regarding the protection of proprietary information and the assignment to the Corporation of all intellectual property rights arising from the services performed for the Corporation by such persons.

                  2.26.    NATURALIZATION OF EMPLOYEES.

                  The Corporation has not received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and, to Selling Parties' Knowledge, after due inquiry, the Corporation is in compliance with all such immigration and naturalization laws (except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect) and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Corporation or any of the Selling Parties.

                  2.27.    CERTAIN OTHER COMPENSATION PAYMENTS.

                  Since March 31, 1998, the Corporation has not granted or paid any increase in the hourly wage scale or base compensation to any class of its employees. For purposes of this Section 2.27, a "class of employees" shall mean any group of three (3) or more employees with the same or similar title or job function.

                  2.28.    BROKERS' FEES.

                  The Corporation has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  2.29.    YEAR 2000 COMPLIANCE.

                  The Corporation has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (which term, as used herein, shall mean the risk that computer applications used by the Company (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan for addressing the Year 2000 Problem on a timely basis (a "Year 2000 Plan"), and
(iii) to date, is in the process of implementing that plan. The Corporation reasonably believes that all computer applications that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  2.30. NO MATERIAL ADVERSE CHANGE. Since May 31, 1999 through the date hereof, there has been no Material Adverse Change to the business of the Corporation or other event that resulted in a Material Adverse Effect.

         3.       BUYER'S REPRESENTATIONS AND WARRANTIES.

         Buyer represents and warrants to each of Selling Parties that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

                  3.1.     ORGANIZATION; AUTHORITY; ENFORCEABILITY.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Colorado. Buyer has the right and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes the valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

                  3.2.     CAPITALIZATION; TITLE TO SHARES; DEBT STRUCTURE.

                  The authorized capital stock of Buyer consists of 30,000,000 shares of common stock, $0.01 par value per share ("Buyer Common Stock"), of which 150,000 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value per share ("Buyer Preferred Stock"), of which 841,030 shares have been designated as Series A-1 Preferred Stock and 841,030 shares of such series are issued and outstanding and 300,000 shares have been designated as Series B-1 Preferred Stock and 300,000 shares of such series are issued and outstanding. All such outstanding shares are validly issued, fully paid, and nonassessable, and each of such shares has been issued in compliance with all applicable federal and state securities laws. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Buyer to issue or to transfer from treasury any additional shares of its capital stock of any class or series.
Exhibit 3.2(a) hereto sets forth the name of, the number of shares of each series and class of capital stock held by, and the consideration paid for such shares by, each shareholder of Buyer. The amount and terms of Buyer's indebtedness is as set forth on Exhibit 3.2(b) hereto.

                  3.3.     CONSENTS AND APPROVALS.

                  Excepting any filings required by the HSR Act, no consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  3.4.     NONCONTRAVENTION.

                  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any law to which Buyer is subject, (ii) violate any provision of the charter or bylaws of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                  3.5.     LITIGATION.

                  No action, suit, or proceeding is pending or, to Buyer's actual knowledge, threatened, against Buyer before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                  3.6.     BROKERS' FEES.

                  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Selling Parties could become personally liable or obligated, other than a transaction fee of $300,000 payable to KRG Capital Partners, LLC ("KRG") in connection with the transactions contemplated by this Agreement and certain other fees and costs payable to KRG in accordance with the management agreement to be executed between KRG and the Corporation (the "Management Agreement") pursuant to Section 6.18 of this Agreement. Among other things, the Management Agreement shall provide that, in the event of any "sale of the Corporation" (as defined in the Management Agreement), KRG will receive from the Corporation an accelerated cash payment in an amount equal to KRG's fees for the period of time that is the longer of (i) two and one-half (2 1/2) or (ii) the remainder of the original term of the Management Agreement.

         4.       SELLING PARTIES' AND CORPORATION'S OBLIGATIONS BEFORE CLOSING.

         Selling Parties and the Corporation covenant that, from the date of this Agreement until the Closing:

                  4.1.     GENERAL.

                  Each of Selling Parties and the Corporation will use his or its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

                  4.2.     ACCESS.

                  From the date of the execution of this Agreement through June 1, 1999, Buyer and Buyer's senior and subordinated lenders (the "Lenders") that are providing Buyer with the financing necessary, in part, to consummate the transactions contemplated by this Agreement, and their counsel, accountants, and other representatives shall have reasonable access during specified hours reasonably determined by the Corporation to all properties, books, accounts, records, contracts, and documents of or relating to the Corporation. Selling Parties and the Corporation shall furnish or cause to be furnished to Buyer and its representatives and the Lenders and their representatives all data and information concerning the business, finances, and properties of the Corporation that may reasonably be requested to complete their due diligence review pursuant to Section 5.1 of this Agreement.

                  4.3.     OPERATION OF BUSINESS.

                  The Corporation will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and, except as expressly contemplated by this Agreement, shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by the Corporation as of the date of this Agreement. Without limiting the generality of the foregoing and except as set forth in Section 4.11, unless reflected on the May 31, 1999 balance sheet of the Corporation as a payable, Selling Parties will not cause or permit the Corporation to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.8 above, other than in the ordinary course of business.

                  4.4.     PRESERVATION OF BUSINESS; INSURANCE.

                  Except as contemplated by this Agreement, Selling Parties will cause the Corporation to, and the Corporation will, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, lessees, licensors, licensees, suppliers, customers, and employees, and will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

                  4.5.     NOTICES AND CONSENTS.

                  Selling Parties will cause the Corporation to, and the Corporation will, give any notices to third parties, and will cause the Corporation to use commercially reasonable efforts to obtain any third-party consents, including, without limitation, the consent of lessors and sublessors, that Buyer may reasonably request in connection with the matters referred to in
Section 2.5 above. If required by law, Selling Parties and the Corporation shall cooperate and share information regarding the preparation of any filings required by the HSR Act and will seek early termination of any waiting period imposed by the HSR Act. Selling Parties shall be responsible to pay fifty percent (50%) of the filing fees and costs in connection with all filings required by the HSR Act, with the remaining fifty percent (50%) to be paid by Buyer.

                  4.6.     EXCLUSIVITY.

                  Until the earliest of: (1) the date of the Closing, (2) the termination (for whatever reason) of this Agreement or (3) June 30, 1999, neither the Corporation nor any of Selling Parties shall solicit, initiate or encourage any other bids for the sale of the Corporation or enter into any other negotiations for the sale of the capital stock or assets of the Corporation, or any material portion thereof, without the written consent of Buyer. Selling Parties will notify Buyer promptly if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                  4.7.     NOTICE OF DEVELOPMENTS; UPDATE OF DISCLOSURE
                           SCHEDULE.

                           4.7.1. Selling Parties will give prompt written
notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 2 above. Selling Parties will give prompt written notice to Buyer of any Material Adverse Change known to them in the Corporation's relationship with any of its customers or suppliers. Selling Parties will provide written updates to Buyer as to the status of the Precision Litigation upon request, continuing through the final resolution thereof, and upon request Selling Parties will promptly provide Buyer with copies of any new court filing in the Precision Litigation. No disclosure by a Selling Party pursuant to this Section 4.7, however, shall be deemed to amend or supplement the Disclosure Schedule, unless set forth in the Revised Disclosure Schedule, or to prevent or cure any misrepresentation or breach of warranty; provided, however, if Buyer determines not to terminate this Agreement pursuant to Section
11.1.3 and to consummate the transactions contemplated hereby despite the existence of a misrepresentation or breach of warranty of which Buyer has been informed in writing by Selling Parties, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Disclosure Schedule at Closing and such disclosure shall be deemed to amend or supplement the Disclosure Schedule for purposes of curing such misrepresentation or breach of warranty.

                           4.7.2. Any Revised Disclosure Schedule must be
delivered to Buyer at least five (5) business days prior to the Closing to amend and supplement the Disclosure Schedule to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Disclosure Schedule and which would have been appropriate subject matter for the Disclosure Schedule in accordance with Section 2. Notwithstanding any other provision contained herein to the contrary, the Revised Disclosure Schedule is not intended and shall not be used or interpreted to correct misstatements or omissions in the Disclosure Schedule as of the date of execution of this Agreement, unless Buyer determines not to terminate this Agreement pursuant to
Section 11.1.3 and to consummate the transactions contemplated hereby despite the existence of such misstatements or omissions in the Disclosure Schedule of which Buyer has been informed in writing by Selling Parties, in which case the facts giving rise to such misstatement or omission may be set forth in the Revised Disclosure Schedule at the Closing and such disclosure shall be deemed to amend or supplement the Disclosure Schedule for purposes of curing such misstatement or omission.


                  4.8.     DELIVERY OF FINANCIAL STATEMENTS.

                           4.8.1. Selling Parties and the Corporation have
delivered to Buyer the Corporation's financial statements for FY 1998, including an audited balance sheet as of December 31, 1998 and audited statements of income and cash flow for the fiscal year then ended (collectively, the "FY 1998 Financial Statements"). The FY 1998 Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as otherwise explicitly set forth in Section 4.8.1 of the Disclosure Schedule), present fairly the financial condition and results of operations of the Corporation as of such dates and for such periods, are correct and complete, and are consistent with past practices and the books and records of Corporation (which books and records are and will be correct and complete).

                           4.8.2. Within ten (10) days after the end of each
month prior to the Closing Date, Selling Parties and Corporation shall deliver to Buyer the Corporation's unaudited financial statements for each such month, including an unaudited balance sheet as of each such month end, and unaudited statements of income and cash flow for each such month (collectively, the "Monthly Financial Statements"). When delivered, the Monthly Financial Statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except to the extent that such Monthly Financial Statements shall be subject to year-end audit and adjustments and shall omit footnotes), present fairly the financial condition and results of operations of the Corporation as of such dates and for such periods, be correct and complete, and be consistent with past practices and the books and records of Corporation (which books and records are and will be correct and complete).

                  4.9.     CONFIDENTIALITY.

                  Selling Parties and the Corporation agree that Selling Parties, the Corporation and its officers, directors, and other representatives of Selling Parties and the Corporation will hold in strict confidence, and will not use to the detriment of Buyer, any and all data and information with respect to the business of Buyer obtained in connection with this Agreement or the transactions contemplated hereby. If the transactions contemplated by this Agreement are not consummated, Selling Parties will return to Buyer all that data and information that Buyer may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Selling Parties in connection with this Agreement or the transactions contemplated hereby.

                  4.10.    CONVERSION OF LOANS FROM SELLING PARTIES.

                  Prior to the Closing, Selling Parties shall cause the Corporation to, and the Corporation shall, convert any loans or other amounts due to any Selling Party from the Corporation into capital stock of the Corporation (which capital stock shall be included in the Shares pursuant to Section 1.1 hereof).

                  4.11.    TRANSFER OF CERTAIN ASSETS.

                  Prior to the Closing, Selling Parties shall cause the Corporation to, and the Corporation shall, transfer the assets shown on Exhibit
4.11 hereto, including, but not limited to, the Transferred Real Property, to the appropriate Selling Party as set forth in Exhibit 4.11.

         5.       BUYER'S OBLIGATIONS BEFORE CLOSING.

                  5.1.     DUE DILIGENCE.

                           5.1.1. Buyer has substantially completed its due
diligence investigation of the Corporation prior to the execution by Buyer of this Agreement; however, to the extent Buyer deems it reasonably necessary to respond to requests of the Lenders in connection with their due diligence review of the Corporation, Buyer shall be permitted to conduct additional due diligence procedures to be completed no later than June 1, 1999.

                           5.1.2. Buyer and Selling Parties acknowledge that the
Lenders will conduct a due diligence review of the Corporation and its assets and property to be completed no later than June 1, 1999, including a Phase I and Phase II (if recommended) environmental review. Any such environmental review will be performed by recognized experts mutually acceptable to Buyer, its Lenders and Selling Parties. A Phase II environmental review will be performed only to the extent recommended by such expert and required by the Lenders. The Corporation shall be solely responsible for the costs and expenses related to the Phase I environmental review, and Buyer shall be solely responsible for the costs and expenses related to any Phase II environmental review.

                           5.1.3. Any inventory of raw, consignment and finished
goods inventory taken
on or prior to the Closing Date shall be performed by the Corporation's personnel using methods and procedures mutually acceptable to the parties hereto. Buyer's representative shall have the right to observe the taking of any such inventory and have access to any documentation relating thereto.

                  5.2.     CONFIDENTIALITY.

                  Buyer agrees that Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Selling Parties or the Corporation, any and all data and information with respect to the business of the Corporation and/or Selling Parties obtained in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Selling Parties all that data and information that Selling Parties may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Buyer in connection with this Agreement and the transactions contemplated hereby.

                  5.3.     NOTICES AND CONSENTS.

                  Buyer will use commercially reasonable efforts to obtain any third-party consents that Selling Parties may reasonably request in connection with the matters referred to in Section 3.3 above. If required by law, Buyer shall cooperate and share information regarding the preparation of any filings required by the HSR Act or provide Selling Parties with information necessary to qualify for an exemption from such filing and to seek early termination of any waiting period imposed by the HSR Act. Buyer shall be responsible to pay fifty percent (50%) of the filing fees and costs in connection with all filings required by the HSR Act, with the remaining fifty percent (50%) to be paid by Selling Parties.

                  5.4.     FINANCING.

                  Buyer shall be obligated to provide to Selling Parties copies of proposal letters executed by reputable institutional lenders evidencing the proposal by such institutional lenders to lend to Buyer money sufficient, together with amounts committed to be contributed to Buyer as equity, to pay the Closing Cash Payment to Selling Parties (the "Proposal Letters"). Buyer shall be obligated to provide Selling Parties with copies of the Proposal Letters executed by Buyer. On or before June 11, 1999, Buyer shall be obligated to provide to Selling Parties commitment letters from reputable institutional lenders evidencing the commitment by such institutional lenders to lend to Buyer money sufficient, together with amounts committed to be contributed to Buyer as equity, to pay the Closing Cash Payment to Selling Parties.

         6.       CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE.

         The obligations of Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Buyer may waive any or all of these conditions, in whole or in part, without prior notice.

                  6.1. Except as otherwise permitted by this Agreement, all representations and warranties by each of Selling Parties in this Agreement, or in any written statement that shall be delivered to Buyer by any of them under this Agreement, shall be true on and as of the Closing Date as though made at that time.

                  6.2. Selling Parties shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

                  6.3. During the period from the end of FY 1998 to the Closing Date, there shall not have been any Material Adverse Change in the financial condition or the results of operations of the Corporation.

                  6.4. Selling Parties and the Corporation shall have procured all of the third-party authorizations and consents specified in Section 2.5 above, including, without limitation, the consents of lessors under any leases to the extent required by and reasonably acceptable to the Lenders.

                  6.5. Any waiting period under the HSR Act, if applicable to the transactions contemplated by this Agreement, shall have expired or been terminated.

                  6.6. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of Buyer to own and vote the Shares, or (d) have a Material Adverse Effect on the right of the Corporation to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

                  6.7. The FY 1998 Financial Statements shall show that the Corporation's FY 1998 Restated EBITDA was at least THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000).

                  6.8. Selling Parties shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1 through 6.7 have been satisfied.

                  6.9. Contemporaneously with the Closing, either (i) Selling Parties shall cause the Corporation to repay all revolving lines of credit and other interest-bearing debt of the Corporation (including, without limitation, the debt incurred by the Corporation in connection with the shareholder distribution effected on or about July 5, 1999 (the "Distribution Debt"), in the amount equal to THREE MILLION THREE THOUSAND SIX HUNDRED AND FORTY-FIVE AND 80/100 DOLLARS ($3,003,645.80)) with a portion of the Closing Cash Payment, or
(ii) Buyer shall repay all such revolving lines of credit and other interest-bearing debt of the Corporation (including, without limitation, the Distribution Debt) by wire transfer and receive a dollar for dollar reduction in the Purchase Price in the amount equal to such repayments.

                  6.10. E. Pollock and Archambault shall have each executed employment agreements with the Corporation in the forms attached hereto as
Exhibit 6.10(a) and Exhibit 6.10(b), respectively. Other key employees to be identified on Exhibit 6.10(c) by Buyer (collectively, the "Employees"), shall have each executed employment agreements with the Corporation in a form to be negotiated by the Corporation and such Employees (collectively, the "Employment Agreements").

                  6.11. Each of E. Pollock, Archambault and David Pollock (the President and Treasurer of the Corporation and the trustee of the Pollock Trust) shall have each executed a non-competition agreement, in the form attached hereto as Exhibit 6.11.

                  6.12. Selling Parties and the Corporation shall have executed the Litigation Agreement, in the form attached hereto as Exhibit 6.12.

                  6.13. Selling Parties and the Corporation shall have executed a lease with respect to the Transferred Real Property, in the form attached hereto as Exhibit 6.13 (the "Lease").

                  6.14. At Buyer's option and expense, Buyer shall have obtained such title insurance commitments, endorsements, policies and other reports as it deems necessary or advisable or as may be required by the Lenders including:

                           6.14.1. with respect to each parcel of Real Property
that the Corporation leases or subleases, an endorsement to the existing title policy on such leasehold interest, an ALTA Leasehold Owner's Policy of Title Insurance and an ALTA Leasehold Loan Policy of Title Insurance issued by a title insurer reasonably satisfactory to Buyer and such Lenders in such amount as Buyer or the Lenders reasonably may determine; and

                           6.14.2. with respect to the personal property and
fixtures of the Corporation, Uniform Commercial Code Search Reports from the appropriate governmental agencies.

                  6.15. Buyer shall have received from Hogan & Hartson L.L.P., counsel to Selling Parties, an opinion in form and substance satisfactory to Buyer, addressed to Buyer, and dated as of the Closing Date, addressing such matters as Buyer's counsel and Selling Parties' counsel shall mutually agree.

                  6.16. Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Corporation, other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing.

                  6.17. The Lenders shall have been satisfied in all respects with the results of their due diligence review of the Corporation and its operations and assets, and Buyer shall have obtained a written commitment from the Lenders for the financing necessary to consummate the transactions contemplated by this Agreement on the terms and conditions substantially as set forth on Exhibit 6.17 attached hereto.

                  6.18. The Corporation shall have executed the Management Agreement in the form attached hereto as Exhibit 6.18.

                  6.19. Notwithstanding any other provision of this Agreement to the contrary, any breaches of the representations, warranties or covenants set forth herein or the occurrence of any event which could result in a Material Adverse Effect shall not be deemed a failure to satisfy the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.6(d) if the aggregate Buyer Losses (as defined in Section 10.2.1) that could reasonably be expected to result from all such breaches and events do not exceed $250,000, and if the aggregate Buyer Losses resulting from such breaches and events exceeds $250,000, the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.6(d) shall be deemed not to have been satisfied. Nothing set forth in this Section 6.19 shall be interpreted as a waiver of any breach of any representation, warranty or covenant in this Agreement, and, notwithstanding any other provision contained in this Agreement to the contrary, Selling Parties shall indemnify, defend, and hold harmless Buyer against, and in respect of, any Buyer Losses resulting from such breaches and events, as contemplated by this Section 6.19, (i) dollar for dollar and without regard to the Deductible (as defined in Section 10.2.2) [with respect to breaches of the representations, warranties or covenants relating to results of operations and financial performance of the Corporation], and (ii) dollar for dollar after giving effect to the Deductible with respect to breaches of the representations, warranties or covenants relating to any other matter.

         7.       CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE.

         The obligations of Selling Parties to sell and transfer the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Selling Parties may waive any or all of these conditions in whole or in part without prior notice.

                  7.1. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

                  7.2. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

                  7.3. Buyer shall have procured all of the third-party authorizations and consents specified in Section 3.4 above.

                  7.4. Any waiting period under the HSR Act, if applicable to the transactions contemplated by this Agreement, shall have expired or been terminated.

                  7.5. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

                  7.6. Buyer shall have delivered to Selling Parties a certificate to the effect that each of the conditions specified above in Sections 7.1 through 7.5 have been satisfied.

                  7.7. Selling Parties shall have received from Dorsey & Whitney LLP, counsel to Buyer, an opinion in form and substance satisfactory to Selling Parties, addressed to Selling Parties, and dated as of the Closing Date, addressing such matters as Buyer's counsel and Selling Parties' counsel shall mutually agree.

                  7.8. Buyer shall have executed the Litigation Agreement.

                  7.9. Buyer shall have executed the Employment Agreements.

                  7.10. Buyer shall have executed the Lease.

                  7.11. KRG shall have executed the Management Agreement.

         8.       THE CLOSING.

                  8.1. The transfer of the Shares by Selling Parties to Buyer (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, Denver, Colorado at 10:00 a.m., local time, on June 15, 1999 or at such other time and place as Buyer and Selling Parties may agree. That date, or if the Closing is advanced or postponed under this paragraph, then the date to which it is advanced or postponed, is referred to as the "Closing Date." If, on the Closing Date, Selling Parties and Buyer shall have been unable to obtain all other waivers and consents of private parties and governmental agencies required by this Agreement, then either Buyer or Selling Parties, on written notice, may postpone the Closing to a date not later than June 30, 1999 or to such later date as may be required solely to comply with the HSR Act.

                  8.2. On or before the Closing, Selling Parties shall deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel:

                           8.2.1. A certificate or certificates representing the
Shares, registered in the name of Selling Parties, duly endorsed by Selling Parties for transfer or accompanied by an assignment of the Shares duly executed by Selling Parties. On submission of that certificate or certificates to the Corporation for transfer, the Corporation shall issue to Buyer a certificate representing the Shares, registered in Buyer's name.

                           8.2.2. The stock books, stock ledgers, minute books,
and corporate seal of the Corporation.

                           8.2.3. A copy of the Articles of Incorporation of the
Corporation, certified by the Secretary of State of Colorado, and Certificates of Good Standing from the Secretary of State of Colorado.

                           8.2.4. A copy of the bylaws of Corporation, along
with certificates executed by the Secretary of the Corporation, certifying to Buyer that such copies are true, correct and complete copies of such bylaws, and that such bylaws were duly adopted and have not been amended or rescinded.

                           8.2.5. The additional deliveries specified in Section
6 hereof.

                  8.3. At the Closing, Buyer shall deliver to Selling Parties the following instruments and documents:

                           8.3.1. By bank wire transfers, the amount of the
Closing Cash Payment;

                           8.3.2. Certified resolutions of Buyer's board of
directors, in form satisfactory to counsel for Selling Parties, authorizing the execution and performance of this Agreement and all actions to be taken by Buyer under this Agreement.

                           8.3.3. The additional deliveries specified in Section
7 hereof.

         9.       POST-CLOSING COVENANTS.

         The parties agree as follows with respect to the period following the Closing.

                  9.1.     GENERAL.

                  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to the Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10 below). Selling Parties acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Corporation.

                  9.2.     LITIGATION SUPPORT.

                  In the event that, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporation, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 10 below).

                  9.3.     TAX MATTERS.

                  Selling Parties and Buyer agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation in (A) the preparation of any Tax Return of the Corporation or with respect to the Corporation's operations, (B) determining any Taxes or right to a refund of Taxes of the Corporation or with respect to the Corporation's operations or (C) responding to any audit or examination of Tax Returns of the Corporation or with respect to the Corporation's operations. Without limiting the foregoing, Selling Parties shall have the right to participate in the defense of any audit or examination of Tax Returns of the Corporation for any Tax period prior to or which includes the Closing Date. In the event that any controversy develops between Buyer or the Corporation and any Tax authority with respect to any Tax period prior to or which includes the Closing Date, neither Buyer nor the Corporation may settle or compromise such controversy in a manner which would affect any Tax liability of the Corporation for any Tax period prior to or which includes the Closing Date without first obtaining the consent thereto of Selling Parties, which consent shall not unreasonably be withheld or delayed.

                  9.4.     COOPERATION WITH INITIAL PUBLIC OFFERING.

                  Selling Parties shall use their reasonable best efforts to cooperate with Buyer, the Corporation and their respective representatives and agents in connection with any proposed initial public offering of capital stock of the Corporation or Buyer after the Closing Date, including, but not limited to, organizing and preparing information regarding the Corporation and participating in underwriter due diligence sessions and investor meetings at such times as are reasonably requested by the underwriters of such public offering.

                  9.5.     ENVIRONMENTAL ISSUES.

                           9.5.1. NO ACTION PETITION. Selling Parties shall,
within three (3) months of the Closing Date, complete, execute and file a Petition for No Action (a "Petition"), together with the necessary supporting documents and analyses, with the Colorado Department of Public Health and Environment (the "CDPHE") to obtain a no action determination with respect to the real property located at 5000 Independence Street, Arvada, Colorado 80002 (the "Clean-up Site"). Selling Parties shall be solely responsible for any and all costs, fees, charges, fines, penalties, clean-up costs or other amounts, if any, resulting from, or associated in any respect with, preparation and submission of the Petition and the supporting documents and analyses, any environmental remediation of the Clean-up Site due to its condition on the Closing Date (including, without limitation, all costs, fees and expenses associated with the preparation, completion, execution and filing of the Petition). Notwithstanding any other provision contained in this Agreement to the contrary, Selling Parties shall indemnify (dollar for dollar and without regard to the Deductible), defend, and hold harmless Buyer against, and in respect of, any Buyer Losses resulting from (i) any failure by Selling Parties to complete, execute and timely file the Petition, together with the necessary supporting documents and analyses, with the CDPHE as prescribed above, and (ii) any costs, fees, charges, fines, clean-up costs or other amounts assessed against, or charged to, Buyer by the CDPHE (or any other federal or state governmental authority) with respect to the condition of Clean-up Site on the Closing Date.

                           9.5.2. VOLUNTARY INDUSTRIAL DISCHARGE QUESTIONNAIRE.
Selling Parties shall, as soon as practicable following the Closing, complete, execute and file a Voluntary Industrial Discharge Questionnaire (the "Questionnaire") with the Clear Creek Sanitation System in connection with the Corporation's discharge of industrial waste at 5000 Independence Street, Arvada, Colorado 80002 (the "Industrial Waste Site"). Selling Parties shall be solely responsible for any and all costs, fees, charges, fines, clean-up costs, pre-treatment costs or other amounts resulting from, or associated in any respect with, the generation, storage and/or discharge of industrial waste from the Industrial Waste Site (including, without limitation, all costs, fees and expenses associated with the completion, execution and filing of the Questionnaire) prior to the Closing Date or due to bringing the Company's processes that discharge industrial waste into the Clear Creek Sanitation District on the Closing Date into compliance with the regulations of Clear Creek Sanitation District. Notwithstanding any other provision contained in this Agreement to the contrary, Selling Parties shall indemnify (dollar for dollar and without regard to the Deductible), defend, and hold harmless Buyer against, and in respect of, any Buyer Losses resulting from (i) any failure by Selling Parties to complete, execute and timely file the Questionnaire with the Clear Creek Sanitation District as prescribed above, and (ii) any costs, fees, charges, fines, clean-up costs or other amounts assessed against, or charged to, Buyer by the Clear Creek Sanitation District (or any other federal or state governmental authority) with respect to the generation, storage and/or discharge of industrial waste at the Industrial Waste Site prior to the Closing Date or due to bringing the Company's processes that discharge industrial waste into the Clear Creek Sanitation District on the Closing Date into compliance with the regulations of Clear Creek Sanitation District. Notwithstanding any other provision contained in this Agreement to the contrary, Buyer shall be solely responsible for any maintenance fees (including, without limitation, all recurring fees relating to permits and licenses to discharge) or other recurring costs or fees relating to the industrial waste disposal or discharge due to bringing the Company's processes that discharge industrial waste into the Clear Creek Sanitation District on the Closing Date into compliance with the regulations of Clear Creek Sanitation District.

         10.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  10.1.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  All of the representations and warranties of the parties contained in Section 2 and Section 3 above shall survive the Closing hereunder and continue in full force and effect for a period ending three (3) years after the Closing Date (the "Survival Period"). The survival of representations and warranties pursuant to this Section 10.1 shall not be construed to mean that the representations and warranties are made at any time other than upon execution of this Agreement and as of the Closing Date, as applicable. The Survival Period set forth in this Section 10.1 shall mean that a party seeking indemnification pursuant to Sections 10.2 or 10.3 for a breach of a representation or warranty as of the date such representation or warranty was made (i.e., upon execution of this Agreement or as of the Closing Date, as applicable), or for any other indemnification obligation set forth in this Section 10, must provide written notice of the claim for indemnification within thirty (30) days after the expiration of the Survival Period.

                  10.2.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                           10.2.1. Subject to the limitations of Sections 10.1
and 10.2.2, Selling Parties (excluding Harrison and Bothner, except with respect to the representations and warranties contained in Sections 2.4 and 2.5 above) shall indemnify, defend, and hold harmless Buyer, the Corporation and their respective officers, directors, employees and agents (the "Buyer Indemnified Parties") against, and in respect of, any and all claims, losses, costs, expenses, liabilities and damages, including reasonable attorneys' fees, that Buyer Indemnified Parties shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement (collectively, "Buyer Losses"); provided, however, that no amounts paid or payable pursuant to the Litigation Agreement shall be considered Buyer Losses for the purposes of this Agreement.

                           10.2.2. Selling Parties shall be obligated to
indemnify Buyer Indemnified Parties from and against any Buyer Losses only if the aggregate amount of all Buyer Losses exceeds ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000) (the "Deductible"), and then only to the extent that the aggregate amount of all Buyer Losses exceeds the Deductible. Notwithstanding the foregoing, the maximum amount of all indemnification obligations of each individual Selling Party for Buyer Losses under this Agreement shall not exceed twenty-five percent (25%) of the Net Proceeds (as hereinafter defined) received by such Selling Party pursuant to this Agreement. For purposes of this Agreement, the "Net Proceeds" received by a Selling Party pursuant to this Agreement shall mean (a) the portion of the Closing Cash Payment allocable to such Selling Party, plus (b) the value of the liquidation preference of all of the shares of Preferred Stock issued to such Selling Party and (c) the portion of the Earnout Amount allocable to such Selling Party.

                  10.3.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLING
                           PARTIES.

                           10.3.1. Subject to the limitations of Sections 10.1
and 10.3.2, Buyer shall indemnify and hold harmless Selling Parties against, and in respect of, any and all claims, losses, costs, expenses, liabilities and damages, including reasonable attorneys' fees, that Selling Parties shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement (collectively, "Selling Party Losses"); provided, however, that no amounts paid or payable pursuant to the Litigation Agreement shall be considered Seller Losses for purposes of this Agreement.

                           10.3.2. Buyer shall be obligated to indemnify Selling
Parties from and against any Seller Losses only if the aggregate amount of all Selling Party Losses exceeds the Deductible, and then only to the extent that the aggregate amount of all Selling Party Losses exceeds the Deductible. Notwithstanding the foregoing, the maximum amount of all indemnification obligations of Buyer for Selling Party Losses to any Selling Party under this Agreement shall not exceed twenty-five percent (25%) of the Net Proceeds received by such Selling Party pursuant to this Agreement.

                           10.3.3. In addition, Buyer shall indemnify and hold
harmless Selling Parties against, and in respect of, any and all claims, losses, expenses, costs, obligations and liabilities that Selling Parties may incur arising out of the conduct of the Corporation's business following the Closing. The obligations of Buyer set forth in this Section 10.3.3 shall not be subject to the limitations set forth in Sections 10.1 and 10.3.2.

                  10.4.    METHOD OF ASSERTING CLAIMS.

                           10.4.1. The method of asserting any claims pursuant
to Section 10 shall be as set forth in this Section 10.4. As used in this
Section 10.4, an "Indemnified Party" shall refer to the "Buyer Indemnified Parties" or to "Selling Parties," as applicable, the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Indemnified Parties, and "Loss" shall refer to Buyer Losses or Selling Party Losses, as applicable.

                           10.4.2. In the event that any of the Indemnified
Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are indemnifiable losses hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the existence of such claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply and shall give the Indemnifying Party a reasonable opportunity to defend the same at the Indemnifying Party's own expense and with counsel of the Indemnifying Party's own selection; provided, that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. The failure to timely give such notice shall not affect any the Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a claim. If the Indemnifying Party shall, within a reasonable time after this notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), then the Indemnified Party shall make available and cause the Corporation to make available all information and assistance that the Indemnifying Party may reasonably request.

                           10.4.3. In the event any Indemnified Party should
seek a right of indemnification against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver a notice of such intention with reasonable promptness to the Indemnifying Party within the survival period specified in Section 10.1. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within sixty (60) days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and, subject to the other limitations on indemnification set forth in this Section 10, the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand.

If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation within ninety (90) days after the delivery of the Indemnified Party's notice of such claim, such dispute shall be resolved fully and finally in by arbitration in accordance with Section 16 hereof.

                  10.5. SPECIAL REPRESENTATIONS AND INDEMNITIES. Each Selling Party hereby severally makes the following additional representations and indemnities to Buyer, each in connection only with such Selling Party's ownership of such shares.

                           10.5.1. The authorized capital stock of the Company
consists of (i) 20,000,000 shares of common stock, no par value per share, of which, as of the date hereof, 200,000 shares have been designated as Class A Common Stock, no par value per share, and 19,800,000 shares have been designated as Class B Common Stock, no par value per share, of which, as of the date hereof, 100,000 shares of Class A Common and 9,900,000 shares of Class B Common, respectively, are issued and outstanding. The Shares are owned beneficially and of record by each Selling Party as set forth on Exhibit 1.1 and are owned by such Selling Party free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind. All Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                           10.5.2. Prior to the sale of the Shares to Buyer,
each of the Selling Parties was the sole registered and beneficial owner of the Shares as set forth on Exhibit 1.1, free and clear of any lien, charge, encumbrance or adverse claim or any restriction on transfer of such Shares. Immediately after the Closing, Buyer will be the sole registered and beneficial owner of all Shares and will have acquired all of the rights of each of the Selling Parties in the Shares previously owned by such Selling Party, free of any lien, charge, encumbrance or adverse claim (other than any such lien, charge, encumbrance or adverse claim create by or affecting or relating to Buyer) or any restrictions on transfer of the Shares imposed by the Company or the trust agreements or other charter documents under which each of the Pollock's Trusts were formed.

                           10.5.3. Each of the Pollock Trusts is a trust duly
formed and validly existing under the laws of each of the respective states where they were formed. Each of the trustees executing this Agreement on behalf of a Pollock Trust is the duly appointed, qualified and acting trustee of the respective Pollock Trust, having full authority to act on behalf of the respective trust. Each of the trustees acting on behalf of the Pollock Trusts has full power and authority to execute and deliver this Agreement and to perform their respective obligations thereunder, including the power to bind the Pollock Trusts to the indemnification provisions set forth in this Article 10.

                           10.5.4. In the event that a Selling Party breaches
any of the representations contained in this Section 10.5, Buyer shall be entitled to seek indemnification from such breaching Selling Party pursuant to the provisions of Section 10.2.2 hereof; provided, however, that, notwithstanding any other provision contained in this Agreement to the contrary, the Deductible shall not apply to any breaches of this Section 10.5 and the 25% cap on the damages payable to the breaching Selling Party will be increased to 100% of the Net Proceeds of the breaching Selling Party.

         11.      TERMINATION.

                  11.1.    TERMINATION OF AGREEMENT.

                  The parties may terminate this Agreement as provided below:

                           11.1.1. Buyer and Selling Parties may terminate this
Agreement by mutual written consent at any time prior to the Closing;

                           11.1.2. Buyer may terminate this Agreement by written
notice to Selling Parties at any time prior to Closing if the Lenders have terminated their financing commitments and determined not to provide to Buyer the required financing necessary for Buyer to consummate the transactions contemplated by this Agreement;

                           11.1.3. Buyer may terminate this Agreement by giving
written notice to Selling Parties at any time prior to the Closing (a) in the event any Selling Party has breached any material representation, warranty, or covenant contained in this Agreement (including, without limitation, by amending the Disclosure Schedule), Buyer has notified Selling Parties of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (b) if the Closing shall not have occurred on or before June 30, 1999 or such later date as may be required solely to comply with the HSR Act, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           11.1.4. Selling Parties may terminate this Agreement
by giving written notice to Buyer at any time prior to the Closing (a) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement, Selling Parties has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (b) if the Closing shall not have occurred on or before June 30, 1999 or such later date as may be required solely to comply with the HSR Act, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from any of Selling Parties himself breaching any representation, warranty, or covenant contained in this Agreement).

                  11.2.    EFFECT OF TERMINATION.

                  If any party terminates this Agreement pursuant to Section
11.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party. Notwithstanding the preceding sentence, in the event that Buyer terminates this Agreement for any reason (other than a termination by Buyer effected pursuant to Section 11.1.2 or as a result of the Corporation's or any Selling Party's actual fraud) after it has received the financing commitments from the Lenders, Buyer and/or KRG shall pay the reasonable attorneys' fees incurred by the Corporation and Selling Parties in connection with this transaction up to the date of such termination.

         12.      PUBLICITY.

         Prior to the Closing Date, subject to the exceptions described below, neither Buyer, Selling Parties or the Corporation shall issue any press release (or make any public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Corporation without prior written approval of the other party hereto.

         13.      COSTS.

                  13.1. Selling Parties and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

                  13.2. Except as otherwise provided herein, each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement, preparing and filing its filings required by the HSR Act and in closing and carrying out the transactions contemplated by this Agreement; provided, however, that Selling Parties shall be permitted to cause the Corporation to pay such costs and expenses of Selling Parties so long as such payments do not cause the Closing Net Working Capital Balance to be less than ONE MILLION SIX HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($1,675,000)

         14.      FORM OF AGREEMENT.

                  14.1. The subject headings of the paragraphs and sub paragraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

                  14.2. This Agreement, together with the Disclosure Schedule and the other documents delivered pursuant to this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  14.3. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.      PARTIES.

         This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Selling Parties. Notwithstanding the foregoing, Buyer may assign this Agreement or its rights, interests and obligations hereunder to an affiliate of Buyer or KRG or to any lenders to Buyer or their agent on their behalf.

         16.      ARBITRATION.

                  16.1. Subject to the exceptions set forth in Section 17 hereof, any controversy or claim arising out of or relating to this Agreement or the formation, breach or interpretation hereof, will be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association in Denver, Colorado. Judgment upon the award rendered by the arbitration may be entered and enforced in the court with jurisdiction over the appropriate party. All controversies not subject to arbitration or contesting any arbitration will be litigated in the federal or state courts sitting in Denver, Colorado (and each of the parties hereto hereby consent to the exclusive jurisdiction of such courts and waive any objections thereto).

                  16.2. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.

         17.      SPECIFIC PERFORMANCE.

                  Selling Parties hereby acknowledge that any breach of this Agreement by Selling Parties would cause Buyer irreparable harm and that a remedy at law for such breach would be inadequate. Selling Parties therefore hereby agree that, in addition to any other available remedy at law or in equity, injunctive relief and specific performance may be granted in any proceeding commenced by Buyer to enforce this Agreement without the necessity of proof that any other remedy at law is inadequate. Selling Parties further agree that, regardless of the provisions of Section 16 hereof, Buyer may seek a temporary restraining order and/or a preliminary injunction from a court of law in anticipation of any arbitration commenced pursuant to Section 16 hereof.

         18.      NOTICES.

         All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Selling Parties at:

                            Mr. Eric Pollock
                            5000 Independence Street
                            Arvada, Colorado 80002
                            Fax: (303) 424-6700

                            and

                            Ms. Helene Pollock
                            The Helene Pollock Irrevocable Spousal Trust No.1 The Helene Pollock Irrevocable Spousal Trust No.2 c/o Mr. David Pollock
                            4216 South Hudson Parkway
                            Englewood, Colorado 80110

                            and

                            Mr. George Archambault
                            2260 Dover Street
                            Lakewood, Colorado 80215

                            and

                            Ms. Patricia Harrison
                            7272 Russell Court
                            Arvada, Colorado 80007

                            and

                            Mr. Donald Bothner
                            180 Sky Trail
                            Boulder, Colorado 80302

with a copy to:

                            Hogan & Hartson L.L.P.
                            One Tabor Center Suite 1500
                            1200 Seventeenth Street
                            Denver, Colorado 80202
                            Attn: Douglas A. Pluss, Esq.
                            Fax: (303) 899-7333

To Buyer at:

                            Medical Device Manufacturing, Inc.
                            5000 Independence Street
                            Arvada, Colorado 80002
                            Attn: Bruce L. Rogers
                            Fax: (303) 424-6700

                            and

                            KRG Capital Partners, LLC
                            The Park Central Building
                            1515 Arapahoe Street
                            Tower One, Suite 1500
                            Denver, Colorado 80202
                            Attn: Mark M. King and Bruce L. Rogers
                            Fax: (303) 390-5015

with a copy to:

                            Dorsey & Whitney LLP
                            370 Seventeenth Street, Suite 4400
                            Denver, Colorado 80202
                            Attn: Kevin A. Cudney, Esq.
                            Fax: (303) 629-3450

         Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

         19.      GOVERNING LAW.

         This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Colorado, without regard to conflicts of law principles.

         20.      SEVERABILITY.

         If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

         21.      TAX MATTERS.

         Selling Parties and Buyer hereby acknowledge and agree that each has been advised and encouraged by their legal counsel to consult with their respective independent tax advisors regarding the consequences of the transactions contemplated by this Agreement.

         22.      MUTUAL CONTRIBUTION.

         This Agreement has been drafted on the basis of the parties' mutual contributions of language, and the Agreement is not to be construed against any party as being the drafter of this Agreement.

         23.      AMENDMENT OR MODIFICATION; WAIVER.

         No provision of this Agreement may be amended or waived other than pursuant to a writing signed by the party to be charged. No delay or omission or failure to exercise any right or remedy provided for herein shall constitute a waiver of any provision of this Agreement or shall limit any party's right thereafter to enforce any provision or exercise any right. No waiver by any party hereto of any breach by any other party of any provision of this Agreement shall be deemed a waiver of a similar or dissimilar breach at the same or at any prior or subsequent time.

                                      * * *

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BUYER:                            MEDICAL DEVICE MANUFACTURING, INC.


                                    By: /s/ BRUCE L. ROGERS
                                       --------------------------------------
                                    Name: Bruce L. Rogers
                                    Title: Vice President


SELLING PARTIES:                    /s/ ERIC M. POLLOCK
                                    -----------------------------------------
                                    Eric M. Pollock

                                    /s/ HELENE POLLOCK
                                    -----------------------------------------
                                    Helene Pollock

                                    /s/ GEORGE ARCHAMBAULT
                                    -----------------------------------------
                                    George Archambault

                                    /s/ PATRICIA HARRISON
                                    -----------------------------------------
                                    Patricia Harrison

                                    /s/ DONALD BOTHNER
                                    -----------------------------------------
                                    Donald Bothner


                                  HELENE POLLOCK IRREVOCABLE SPOUSAL TRUST NO.1


                                    By: /s/ DAVID POLLOCK
                                       --------------------------------------
                                    Name: David Pollock
                                    Title: Trustee

                                  HELENE POLLOCK IRREVOCABLE SPOUSAL TRUST NO.2


                                    By: /s/ DAVID POLLOCK
                                       --------------------------------------
                                    Name: David Pollock
                                    Title: Trustee


                     [Signature Page to Purchase Agreement]

CORPORATION:                      G&D, INC. D/B/A STAR GUIDE CORPORATION


                                    By: /s/ ERIC POLLOCK
                                       --------------------------------------
                                    Name: Eric Pollock
                                    Title: Vice President



SOLELY FOR PURPOSES
OF SECTION 11.2:                  KRG CAPITAL PARTNERS, LLC


                                    By: /s/ BRUCE L. ROGERS
                                       --------------------------------------
                                    Name: Bruce L. Rogers
                                    Title: Managing Director

                     [Signature Page to Purchase Agreement]